For period ending September 30, 1996          Attachment 77C

File Number 811-4040

         PaineWebber Managed Investments Trust - Utility Income Fund


A special meeting of shareholders was held on April 15, 1996, at which the following proposals were approved:





To vote for or against the
following changes to the
Funds fundamental investment
restrictions and policies (the
enumeration below follows that
used in the related proxy
statement):
                                   Shares Voted    Shares Voted      Shares
                                       For            Against       Abstain
1.  Modification of Fundamental
    Restriction on Portfolio
    Diversification for Diversified
    Funds                          2,878,985         30,682         141,048
2.  Modification of Fundamental
    Restriction on Concentration   2,878,985         30,682         141,048
3.  Modification of Fundamental
    Restriction on Senior
    Securities and Borrowing       2,878,985         30,682         141,048
4.  Modification of Fundamental
    Restriction on Making Loans    2,878,985         30,682         141,048
5.  Modification of Fundamental
    Restriction on Underwriting
    Securities                     2,878,985         30,682         141,048
6.  Modification of Fundamental
    Restriction on Real Estate
    Investments                    2,878,985         30,682         141,048
7.  Modification of Fundamental
    Restriction on Investing in
    Commodities                    2,878,985         30,682         141,048
8.  Elimination of Fundamental
    Restriction on Margin
    Transactions                   2,878,985         30,682         141,048
9.  Elimination of Fundamental
    Restriction on Short Sales     2,878,985         30,682         141,048
10. Elimination of Fundamental
    Restriction on Investments in
    Oil, Gas and Mineral Leases
    and Programs                   2,878,985         30,682         141,048

     In addition to the item noted above, the Fund s shareholders elected board members. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action on this proposal since there were no solicitations in opposition to the registrant s nominees and all of the nominees were elected.

     A more complete description of the proposal referred to above is hereby incorporated by reference to the Fund s proxy materials dated
     February 28, 1996 relating to the Special Meeting of Shareholders.
     These Schedule 14A materials were filed with the Securities and Exchange Commission via EDGAR on February 28, 1996; the accession code number was 0000950112-96-000634.